Exhibit 99.1

Press Release

For Further Information Contact:

INVESTORS:	MEDIA:
Matt Schroeder	Susan Henderson
(717) 214-8867	(717) 730-7766
or investor@riteaid.com

FOR IMMEDIATE RELEASE

RITE AID COMPLETES DEBT REFINANCING TRANSACTION

CAMP HILL, Pa. (June 21, 2013) — Rite Aid Corporation (NYSE: RAD) today announced the completion of a portion of its previously announced debt refinancing transactions that extends the maturity on a portion of Rite Aid’s outstanding indebtedness and lowers interest expense. The completed refinancing transaction consisted of a cash tender offer for any and all of Rite Aid’s $500.0 million aggregate principal amount of 7.5% Senior Secured Notes due 2017 that is being funded with the net proceeds from a new $500.0 million second lien term loan, together with available cash and/or borrowings under Rite Aid’s revolving credit facility.

As part of the tender offer, Rite Aid solicited consents for amendments that would eliminate or modify certain covenants, events of default and other provisions contained in the indenture governing the notes. Rite Aid announced today that it has received the requisite consents to execute a supplemental indenture to effect the proposed amendments.

As of the consent payment deadline at 5 p.m., Eastern Time, on June 20, 2013, approximately $419.2 million aggregate principal amount of the notes were tendered (representing approximately 83.85% of the outstanding notes). Rite Aid has exercised its option to accept for payment and settle the tender offer with respect to all of the notes that were validly tendered at, or prior to, the consent payment deadline upon which the supplemental indenture implementing the proposed amendments became effective. Settlement of the purchase of these notes occurred today, June 21, 2013.

The tender offer will expire at midnight, Eastern Time, on July 5, 2013, unless extended or earlier terminated.  Although Rite Aid has called the notes that remain outstanding following the tender offer for redemption (as discussed below), holders of such notes may still validly tender their notes prior to the expiration date. For more information regarding the tender offer and related consent solicitation, see the offer to purchase.

Rite Aid today also delivered notice that it had called for redemption all of the notes that remain outstanding following consummation of the tender offer. The notes that remain outstanding will be redeemed at a price equal to 102.500% of their face amount, plus accrued and unpaid interest to, but not including, the date of redemption. Redemption of the remaining notes will occur on July 22, 2013.

Rite Aid’s previously announced offering of $810.0 million aggregate principal amount of 6.75% Senior Notes due 2021 is expected to close on July 2, 2013, with net proceeds of such offering being used, together with available cash and/or borrowings under Rite Aid’s revolving credit facility, to pay the applicable consideration, accrued and unpaid interest and related fees and expenses of Rite Aid’s ongoing tender offer and related consent solicitation for any and all of its outstanding 9.5% Senior Notes due 2017.

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This press release does not constitute a notice of redemption under the optional redemption provisions of the indenture governing the notes, nor does it constitute an offer to sell, or a solicitation of an offer to buy, any security. No offer, solicitation, or sale will be made in any jurisdiction in which such an offer, solicitation, or sale would be unlawful.

Requests for documents relating to the tender offer and consent solicitation may be directed to Global Bondholder Services Corp., the Information Agent, at (866) 804-2200 or (212) 430-3774 (banks and brokers). Citigroup Global Markets, Inc. is acting as Dealer Manager and Solicitation Agent for the tender offer and consent solicitation. Questions regarding the tender offer and consent solicitation may be directed to Citigroup at (800) 558-3745 (toll free) or (212) 723-6106 (collect).

Rite Aid Corporation (NYSE: RAD) is one of the nation’s leading drugstore chains with more than 4,600 stores in 31 states and the District of Columbia and fiscal 2013 annual revenues of $25.4 billion. Information about Rite Aid, including corporate background and press releases, is available through the company’s website at www.riteaid.com.

Statements in this release that are not historical are forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Words such as “anticipate,” “believe,” “continue,” “could,” “estimate,” “expect,” “intend,” “may,” “plan,” “predict,” “project,” “should,” and “will” and variations of such words and similar expressions are intended to identify such forward-looking statements. These forward-looking statements are not guarantees of future performance and involve risks, assumptions and uncertainties, including, but not limited to, our high level of indebtedness and our ability to make interest and principal payments on our debt and satisfy the other covenants contained in our debt agreements, general economic, market and competitive conditions, our ability to improve the operating performance of our stores in accordance with our long term strategy, the continued efforts of private and public third-party payers to reduce prescription drug reimbursements and encourage mail order and limit access to payor networks, the ability to realize anticipated results from capital expenditures and cost reduction initiatives, outcomes of legal and regulatory matters and changes in legislation or regulations, including healthcare reform. These and other risks, assumptions and uncertainties are described in Item 1A (Risk Factors) of Rite Aid’s most recent Annual Report on Form 10-K and in other documents that Rite Aid files or furnishes with the Securities and Exchange Commission, which you are encouraged to read. Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual results may vary materially from those indicated or anticipated by such forward-looking statements. Accordingly, you are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date they are made. Rite Aid expressly disclaims any current intention to update publicly any forward-looking statement after the distribution of this release, whether as a result of new information, future events, changes in assumptions or otherwise.

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